Exhibit 10.47

RENEWAL AGREEMENT

License Agreement No.MA 3063-1

Date	: 10th Apr 2011
Company Name	: Sinoven Biopolymers Inc
Contact Person	: Ivy
Location	: Mirea Asset Shanghai

Dear Ivy,

Greetings from apbcOffices!

It is our pleasure to have you as apbcOffices client. We realize that your renewal period is soon approaching and hence would like to reach out to you with several options to extend your agreement. These options were created based on our understanding of your requirements along with our current availability.

Suite name	3 Months Option A	6 Months Option B	12 Months (12/5/11 - 11/5/12) Option C
Beryl	/	/	RMB 23,800.00 per month
Total (RMB)	/	/	285,600.00

Additional Comments (if any):

•	2 sets of furniture provided without any charge.

•	2 access cards provided without any charge.

•	50% discount for telephone line & internet line.

•	Deposit is RMB 71,400.00 (carry forward RMB 67,500.00 from MA 3063 agreement).

Please tick “V” in the shaded box below next to the option you prefer. If you have received this electronically you may simply email this form back indicating your preferred option, no signature is required.

Lease Period
Option A : I Agree	/
Option B : I Agree	/
Option C : I Agree	12/5/11-11/5/12
I do not wish to renew	/

If we do not hear from you by 11/4/2011 (dd/mm/yyyy), we will renew your agreement for the same length as your current agreement at the list price which is displayed under option C.

If you wish to Expand/Relocate to another apbcOffices centre or discuss your options further, please indicate your availability below:

Preferred Date:     /    /     (dd/mm/yyyy)                                                                              Time:     :am/pm

Thank you for your continued support. We value your association with apbcOffices.

Warm Regards,

Operations Manager

Authorized Signer for apbcOffices		Authorized Signer

Signature 1:	Signature 2:	Customer Name:

Title:

Title: Operations Manager	Title: General Manager	Date:

TERMS AND CONDITIONS

1.	FACILITY AND SERVICES

1.1.	Subject to payment of the License Fee, Deposit, Service Charges and other sums payable under this Agreement in the manner stipulated under Clause 3 below, the Licensee is granted access to the premises and use of the Licensor’s comprehensive office services as set out below:-

•	Fully furnished office suites has contracted for pursuant to this Agreement);

•	24-hour, 7 days a week access to the Licensed Area;

•	Maximum security;

•	Personalized reception service by which calls are answered in the Licensee’s name during operating hours;

•	Unlimited number of incoming calls with immediate call forwarding (local calls only) and message services during operating hours;

•	Direct telephone and fax numbers) with IDD facilities;

•	Voicemail with remote retrieval capability;

•	Central fax machine;

•	Unlimited broadband internet access (Dynamic ADSL only);

•	Mail collection and distribution;

•	24-hour access to utilities (i.e., electricity, lighting and water);

•	Air-Conditioning within business centre operating hours;

•	24-hour access to photocopier machine(s), pantry and lounge areas;

•	Office cleaning and maintenance; and

•	Complimentary coffee, tea and water cooler services

1.2.	All services provided to the Licensee (as set out in the General Office Service) are charged on a Pay-as-You-Use basis and will only be provided upon prior booking by the Licensee.

2.	TERM OF PAYMENT AND DURATION

2.1.	The Licensee must pay to the Licensor an initial start-up fee comprising of:-

•	The first month’s payment of the License Fee

•	A deposit amounting to three (3) months of the License Fee (the “Deposit”)

2.2.	The Licensor must receive three (3) months of the Deposit and 1st month Initial Payment within 7 days from signing of the License agreement.

2.3.	The Licensor is not obligated to follow any of the terms and conditions sets in this agreement until the payment of the Deposit and 1st month Initial Payment is received.

2.4.	In the event the Licensee wish to cancel this agreement before the commenced date, the Deposit and 1st month Initial Payment will be forfeited.

2.5.	The Licensee must pay the Licensor without demand the License Fee in advance on the first day of each month, the first payment (or a due proportion of it apportioned on a day-to-day basis) to be made on or before the commencement date of the License Period and each subsequent payment to be made on the first day of every succeeding month.

2.6.	Where the Licensee subscribes to any of the services set out in the Second Schedule of this Agreement, the Licensee will be charged service charges on a Pay-as-You-Use basis (the “Service Charges”) and the Licensor will issue to the Licensee an invoice in respect of the amount charged. For the avoidance of doubt, all invoices are to be settled promptly within 7 days from the date of the invoice. The Licensee is not permitted to deduct, contra or set-off any outstanding sums due and owing by the Licensor to the Licensee against the invoiced amounts.

2.7.	If the Licensee does not pay the License Fee, the Deposit, the Service Charges or any other sums owing to the Licensor under this Agreement within seven (7) days from the due date (whether or not formally demanded) of any other sums owing to the Licensor under this Agreement because of a default by the Licensee under this Agreement, the Licensee must pay late payment interest of 2% per month on that sum from the due date until the sum is paid to, or accepted by, the Licensor. Nothing in this clause entitles the Licensee to withhold or delay any payment or affect the rights of the Licensor in relation to non-payment.

2.8.	The Licensee must pay to the Licensor promptly as and when due, without demand, deduction, set-off, or counterclaim, all sums due and payable by the Licensee to the Licensor under this Agreement. The Licensee must not exercise any right or claim to withhold the License Fee or any right or claim to legal or equitable set-off.

2.9.	For the avoidance of doubt, any sums due and owing under this Agreement by the Licensee to Licensor are to be paid by the Licensee in full, net of any bank charges, taxes, administrative charges and foreign exchange (“FX”) expenses.

2.10.	In the event that the Licensee does not pay the total amount as stated on an invoice Licensor shall be entitled to

•	Licensor will limit the licensee from entering to the licensed area within 14 (fourteen) days from invoice due date

•	Withdraw and stop all services provided by Licensor’s choice including, but not limited to telephone and internet services

•	Enter the Unit and change the lock without prior notice

•	Claim all costs associated with recovering all monies owed to Licensor from the Licensee

•	Register the company name and its Directors with credit rating agencies if monies remain outstanding for more than 30 days.

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Claim all outstanding invoices and the costs of recouping those monies against the signing party and directors of the company who by signing this agreement agree to submit their personal assets as a guarantee.

3.	DEPOSIT

3.1.	If the Licensee has fulfilled all its obligations as specified under this Agreement, the Licensor undertakes to return the deposit to the Licensee (subject to the deduction of the sum expended to rectify any damage caused by the Licensee to the Licensed Area and/or any sum expended to restore the Licensed Area to its Original Condition) within sixty (60) days.

3.2.	The Licensee is not allowed to set off any sums owed under the License Fee, the Service Charges or any other sum payable under this Agreement against the Deposit.

3.3.	The Licensor reserves the right to set off the Licensee’s unpaid expenses in computing the amount of Deposit to be refunded. A Statement of Accounts will be provided upon refund.

3.4.	A refund of the Deposit shall only be made in favor of the Licensee named in this Agreement.

3.5.	If the cost of the monthly services provided to the Licensee by Licensor from time to time exceeds 50% of the Deposit, if required by Licensor the Licensee shall increase the Deposit by up to 50% of such sum on demand.
4.	TERMINATION

4.1.	The Licensee will be released from their obligations under this License and allowed to terminate prior to the end date of this License subject to the Licensee paying Licensor the full license fee for the unexpired term together with all other outstanding invoices. Upon settlement of these terms, the Deposit will then subsequently be refunded to the Licensee.

4.2.	This License may be terminated forthwith in the event of any breach of the obligations within this License on the part of the Licensee and in the event that Licensor terminates this

4.3.	License due to such breach the Licensee shall be required to pay to Licensor the full license fee of the unexpired term together with all other outstanding invoice(s). Licensor shall be entitled (but not obliged) to retain any furniture, personal effects or other belongings of the Licensee until all arrears owed to Licensor have been paid or other loss made good and in the event of non-payment within 14 days Licensor shall be entitled to dispose of any goods retained in settlement of any arrears and any costs of disposal.

4.4.	The Licensed Area must be vacated by 5.00 pm on the date of termination of the Agreement or the last day of the License Period, as applicable in the same condition as it was found at the beginning of the Term. Where the Unit is not returned in the same condition Licensor shall organize to repair the Licensed at the Licensee’s cost to the same condition as at the Commencement Date of the License. Licensor does not accept any responsibility for any item of furniture, personal effects or other belongings left in the Licensed Area and have the right to dispose of such property, the costs of such disposal being the responsibility of the Licensee.

4.5.	Upon expiry or termination of this Agreement or if the Licensee chooses to relocate to a different office suite within the Licensor’s premises, the Licensee is obliged to pay to the Licensor a basic fee of RMB 200 to cover the cost for deep cleaning of the Licensed Area. In this regard, the Licensor reserves the right to charge an additional fee over and above the basic fee of RMB 200 for reparation of all and any damage caused to the Licensed Area and/or for reinstatement of the Licensed Area to its Original Condition.

4.6.	On or before the expiry of this License the Licensee must return to Licensor all keys and other means of access to the Licensed Area and the Centre and whenever any key or other means of access is lost to report such loss forthwith to Licensor and to pay on demand the cost of replacing such key or other means of access and the cost of replacing any lock changed by Licensor.

4.7.	On or before the expiry of this License the Licensee must deregister with all the relevant government bureaus, departments, agencies or other government entities the address allocated to the Unit located within the Premises as stated overleaf. A fee of 50% of one month’s License Fee will be charged to the Licensee per month from the expiry of this License until the deregistration process has been completed.

4.8.	Licensor shall have the right to terminate this agreement without notice if the Client:

•

breaches the national or local laws in which the centre is located, in which Licensor has reasons to believe Licensee has breached the best practice and code of ethnic principal; deliberately jeopardize public laws and order.

•	if the Licensee is declared bankrupt, is wound up or put under receivership.

4.9.	Upon expiry of the License Period, Licensee will automatically enter into apbcOffices’ Virtual Office Package of Corporate Identity Service (the “CIS Package”) for period of 1 month.

4.10.	If the Licensee wishes to not enter into apbcOffices’s Virtual Office Service, the Licensee’s direct dial instruction will be cancelled and any post received on behalf of the Licensee shall be held at the Centre for a period of up to two weeks and thereafter (at the discretion of Licensor) shall be returned to the sender.

5.	RENEWAL OF THIS AGREEMENT

5.1.	Where parties wish to renew this Agreement, the renewed license must be signed not less than two (2) months before the expiry date of the License Period (or not less than one (1) month in the case of a short term contract with a License Period of less than three (3) months).

5.2.	If either party does not give notice for termination of this agreement in writing by notice period stated in clause 5.1, the license shall automatically renewed at licensor’s prevailing list price for 6 months.

5.3.	If after the renewed license has been signed but before the commencement of the renewed License Period, the Licensee is in default of the provisions of this Agreement, the Licensor is entitled to terminate the renewed license by giving notice to the Licensee. Upon receipt of the notice, the renewed License Period will be terminated without affecting the other rights of the Licensor against the Licensee in respect of the default. The Licensor will not be liable for any loss, damage, cost, expense or compensation in connection with the termination.

6.	OBLIGATIONS OF THE LICENSEE

6.1.	Obligations relating to the use and occupation of the Licensed Area The Licensee agrees:-

•	Possession and control: Not to impede and/or interfere with the Licensor’s right of possession and control of the premises and/or Common Area and/or Licensed Area in any way.

•	Illegal purpose: Not to use the Licensed Area either for any dangerous, noisy or offensive trade or business or for any illegal or immoral act or purpose.

•	No obstruction: Not to place anything in or cause obstruction of the Common Area.

•

To give notice: To immediately give to the Licensor a copy of any notice or order from any government authority which relates to the Licensed Area; and/or notice of any defect in the Licensed Area which may give rise to a liability or duty on the Licensor.

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Alterations: Not to (without the prior written consent of the Licensor) (i) make any alterations or additions to or affecting the structure of the Licensed Area; (ii) carry out works involving the hacking of the floors or the structural column and beams of the Licensed Area; (iii) install and/or add any additional furniture, fixture and/or fittings in the Licensed Area; (iv) exhibit and/or display on and/or or affix, inter alia, fixture and/or fittings to the interior or exterior of the office suite or anywhere in the premises; (v) make any alterations to the furniture, partitions and/existing furnishings; and/or (vi) damage the furniture, partitions and/existing furnishings. The approved alterations and additions must be carried out by the Licensee at its own cost and expense.

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Maintenance and repair: To keep the Licensed Area clean and tidy; keep the Licensed Area, including all fixtures and fittings in it in good and tenantable repair and condition; and immediately make good, to the reasonable satisfaction of the Licensor, any damage caused to the Licensed Area (including the Licensor’s fixtures and fittings in it) or any other part of the premises by the Licensee, its employees, agents, independent contractors or any permitted occupier.

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Care of keys/ access cards: To exercise care in the handling and/or safekeeping of the Licensee’s keys and/or access cards, as well as to ensure the security of the Licensed Area. In the event the Licensee reports a loss of its keys and/or access cards, the cost of replacing such keys and/or access cards must be borne by the Licensee.

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Fire safety: To keep the Licensed Area including its fixtures, fittings, installations and appliances in a safe condition by adopting all necessary measures to prevent an outbreak of fire in or at the Licensed Area, and to this end, the Licensee must comply with all requirements of the Licensor, the Fire Safety Bureau and/or other relevant body or authority.

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Anti-virus programs: To have updated anti-virus programs installed in the Licensee’s computer(s) before using the Licensor’s line(s) to connect to the Internet. The Licensee shall compensate and indemnify the Licensor for the cost of rectification and repair if the system is disrupted due to corruption caused by a virus in the Licensee’s system(s). The Licensor reserves its right to disconnect the Licensee’s line(s) if the Licensee does not take steps to protect its computer(s) from such viruses.

•	Licensee’s corporate logo: To allow the Licensor to use the Licensee’s corporate logo in the Licensor’s website and/or printed materials.

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Advertisements and signs: Not to affix or display at the Licensed Area or any part of the premises, any name, sign, notice, placard, poster, banner or advertisement, except with the prior written consent of the Licensor and in a style and manner and at a location previously approved by the Licensor. If the Licensee displays any name, sign, notice, placard, poster, banner or advertisements in default of this clause, the Licensee must remove them immediately on demand, failing which the Licensor may do so and the Licensee shall bear the Licensor’s costs and expenses of doing so.

•	Change of name: If the Licensee changes its name, to provide the Licensor with written notification within 14 days of the said name change.

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Hiring of the Licensor’s employees: To provide an undertaking that in the event the Licensee hires any of the Licensor’s employees (i) during the term of the License period; and/or (ii) within 6 months from the date of termination of the said employee’s employment contract with the Licensor, the Licensee will pay to the Licensor an amount equivalent to 6 months of the employee’s last drawn salary and reimburse the employee’s one time placement fee of RMB 5000 to the Licensor.(iii) within 6 months from the date of termination of the said Licensee’s agreement with Licensor, the licensee will pay to the Licensor an amount equivalent to 6 months of the employee’s last drawn salary and reimburse the employee’s one time placement fee of RMB 5000 to the Licensor.

•	No downloading of movies: Not to download any movies and/or any video clips from unauthorized websites via the Licensor’s shared Internet server.

6.2	Compliance with the law

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The Licensee must promptly comply, at its cost and expense, with the law and all requirements of the relevant authority in force at the moment relating to the Licensed Area, the use or occupation of the Licensed Area, anything done in the Licensed Area by the Licensee, and anything in the Licensed Area. The term “law” referred to herein includes any present or future requirement of statute (including subsidiary legislation) or common law (if applicable).

6.3	Indemnity by Licensee

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The Licensee will indemnify the Licensor against all claims, demands, actions, proceedings, judgments, damages, losses, costs and expenses of any nature which the Licensor may suffer or incur for death, injury, loss and/or damage caused, directly or indirectly, by:-any occurrences in the Licensed Area or the use or occupation of the Licensed Area by the Licensee or by any of the Licensee’s employees, independent contractors, agents or any permitted occupier; the Licensee or its employees, independent contractors, agents or any permitted occupier to the Licensed Area, the premises or any property in them; and any default by the Licensee in complying with the provisions of this Agreement.

7.	LICENSOR NOT LIABLE

7.1	No Claim by Licensee: Notwithstanding anything contained in this Agreement, the Licensor is not liable to the Licensee and the Licensee must not claim against the Licensor for any death, injury, loss or damage (including indirect, consequential and special losses) which the Licensee may suffer in respect of any of the following (whether caused by negligence or other causes):-

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any failure or inability of or delay by the Licensor to provide, or any interruption in, or inadequate supply of, any of the utilities, air-conditioning services, lift services or lighting to the Licensed Area; or

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any failure or inability of or delay by the Licensor to grant access to the Licensed Area and/or the premises and/or to the use of the Licensor’s comprehensive office services as set out in Clause 2 above and in the Second Schedule; or leakage or defect in the piping, wiring and sprinkler system or defect in the structure of the premises; or

•

any act, omission or negligence of any contractor approved by the Licensor under this Agreement, and such contractor appointed by the Licensor will not be treated as an employee or agent of the Licensor; or

•

any loss of confidential information and/or loss of confidentiality brought about by the entry of unauthorized persons into the Licensed Area and/or premises; or Death, injury, loss or damage caused by other persons in the Licensed Area and/or the premises.

7.2.	For the avoidance of doubt, “injury, loss and damage” as set out in Clause 7.1 above includes, but is not limited to any loss of business, loss of profits, loss of anticipated savings, loss of data, third party claims or any consequential loss.

7.3.	Extent of Licensor’s Liability: The Licensor is not responsible to the Licensee or to its employees, independent contractors, agents or permitted occupier nor to any other persons for any death, injury, loss or damage sustained at or originating from the Licensed Area and/or the business centre and/or the premises directly or indirectly caused by, resulting from or in connection with any act, omission or negligence of the Licensor or its employees, agents or independent contractors; or any willful misconduct of the Licensor’s employees, agents or independent contractors

8.	LICENSOR’S RIGHT

The Licensor reserves the right to:-

•	Request for the removal of items placed along the glass partitions in the Licensed Area and/or premises;

•	Request the Licensee keep the noise levels down and/or to close the door to the Licensed Area to reduce noise emission; and/or

•

In the event the Licensee and/or Licensor chooses not to renew the Agreement, conduct viewings of the Licensed Area in the month preceding the last day of the License Period, subject to advance written notice being given to the Licensee. Should the Licensor be unable to give advance written notice to the Licensee (including but not limited to situations where the Licensee is uncontestable), the Licensor will post a written notice on the door of the Licensed Area and the Licensee is deemed to have sufficient notice of the same. In such an event, the Licensee is advised to exercise due care not to expose or leave any confidential documents out in the open.

9.	NOTICES

9.1.	A notice given under this Agreement must be in writing. A notice to the Licensee is only valid if given by hand to the Licensee or sent by facsimile to the facsimile number of the Licensee. A notice to the Licensor is only valid if sent by registered post to the registered office for the time being of the Licensor or any other address notified by the Licensor to the Licensee.

9.2.	Any notice will be treated as served:

•	for notice by fax or given by hand) immediately on the day upon which it is sent; or

•	for notice by registered post) twenty-four (24) after posting and in proving it, it will be adequate to show that the envelope containing the notice was addressed, stamped and posted.

10.	NO WAIVER

The Licensor’s consent to or waiver of any default by the Licensee of its obligations in this Agreement is only effective if it is in writing. Such written consent or waiver by the Licensor must not be taken as a consent or waiver to another default by the Licensee of the same obligation, or a default by the Licensee of another obligation in this Agreement.

11.	REPRESENTATIONS

This Agreement supersedes any prior agreement between the Parties and embodies the entire agreement between the Parties. This Agreement may not be modified, changed or altered in any way except as agreed in writing and endorsed by both Parties

12.	ENFORCEABILITY AND SEVERANCE

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction will not affect the legality, validity or enforceability of (i) that provision under the law of any other jurisdiction; or (ii) any of the other provisions in this Agreement.

13.	JOINT AND SEVERAL LIABILITY

Where the Licensed Area is licensed to two (2) or more individuals, such individuals shall be jointly and severally liable in respect of observing and performing the Licensee’s obligations under this Agreement.

14.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

This Agreement is governed by Malaysia law.

The Parties agree to submit to the jurisdiction of the courts of the Malaysia.

15.	CONFIRMATION

By signing this Agreement, Parties confirm that they have read and agreed to all the terms and conditions set out above.

Signature:	Date:

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GENERAL OFFICE SERVICES

Mirae Asset

*All rates quoted are in RMB and subject to change without prior notice

Services List

TELEPHONE Local (Shanghai) Other parts of China and International Calls	At Cost Cost + 10%	DIRECTORY LISTING @ THE RECEPTION	¥240.00 per month
PHOTOCOPYING PREPAID PACKAGES (A4 in B&W only)
TELEPHONE SET UP FEE FACSIMILE	¥180 (one time payment)	250 @ ¥0.84 per copy 500 @ ¥0.67 per copy 1000 @ ¥0.50 per copy	¥210.00 per month ¥335.00 per month ¥500.00 per month
Incoming (Local, Other parts of China & International)	¥2.50 per page	PHOTOCOPYING A4 (B&W) A3 (B&W)	¥1.00 per copy ¥5.00 per copy
Outgoing (Local)	¥2.50 per page + Telecom charges at cost	PRINTING SERVICES A4 (B&W) A4 (Color)	¥1.00 per page ¥13.00 per page
Outgoing (Other parts of China & International)	¥2.50 per page + Telecom charges + 10%	SCANNING SERVICES A4 (Assisted)	¥13.00 per page
ADDITIONAL PRINTER PORT	¥50.00 per port per month	ADDITIONAL ACCESS CARDS	¥250.00 per card
FULLY-MANAGED TELEPHONE SERVICE	¥700.00 per line per month	OFFICE STATIONERY	Pls check with Admin
IT CONNECTIVITY (DEDICATED FIBER OPTIC LINE)	¥800.00 per user per month	PARKING LOT (subjected to availability) Season (monthly) Reserved (monthly)	At Cost + 20% At Cost + 20%
COURIER SERVICES China and International Self Arrangement	Cost + 20% ¥45.00 admin charge	COMPANY REGISTRATION DOCUMENTS	¥3,000/set
POSTAGE SERVICES Postage Stamps	Cost + 20%

Secretarial Services

Every Block of minimum 10 minutes duration of service - ¥50.00 (Chargeable on 10 copies & above for facsimile & photocopying)

Other Special Services* (Details Upon Request)

Accounting / Auditing / Tax Services	Mass Emailing / Faxing / Mailing Services
Car Rental & Limousine Arrangements	Multilingual Translation Services
Commercial Design & Printing (Letterheads, Name Cards, etc.)	Recruitment Services (Classified Ad Placement,
Company Incorporation & Corporate Secretarial Services	Temporary Staff, etc.)
Company Gifts / Souvenirs	Restaurant Reservations (Complimentary)
Dry Cleaning & Laundry Services	Subscription of Magazines & Newspapers
F & B Catering & Delivery Services	Telemarketing Projects
IT Services (Consultation, Domain Name Reg., Email Add. Pkg., etc.)	Travel & Hotel Arrangements
Marketing Materials Design & Printing	Video Conferencing Services
Yellow Pages Listing Services

Additional Furniture Rental

Set of Desk, Executive Chair, Mobile Pedestal & Cabinet @ ¥1500 per month or Individual Units @ ¥420 per month

Equipment Rental (Details upon Request)

- Personal Computer	Overhead Projector
- Fax Machine	LCD Data Video
- Typewriter	Multi-system TV & VCR
- LCD Data Projector (In-House Usage Only)	Audio Conferencing

*	Rented Equipment is for in-house use only.
*	For rental equipments must be reserved 3 days in advance.

Facilities*	Hourly	Daily
Conference room (M1: up to 14 persons)	¥420	¥3350
Meeting room (M2: up to 6 persons)	¥250	¥1900

(Daily rates for conference / meeting room facilities include: Whiteboard, flipchart, self-serve coffee/tea/water)

(Above & beyond each hour, subsequent charges are prorated in 15 minutes block)

(The above rates are applicable to usage within Operating hours)

(Charges for usage after Operating hours: Weekdays (x1.5) & Weekends are at standard rates but subjected to a minimum booking of 3 hrs)

Cancellation charges apply for less than 24hrs advance notice. For details, please check with Customer Service.

IN-HOUSE IT SERVICES

General Consulting Fees

Hourly	¥300.00 per hour* ¥55.00 per 10 mins

*	Note: A minimum charge of the 10 mins is applicable whenever an on-site activation is made.

Domain Name & Registration

‘mydomain.com’ – 1st Year Registration		¥420.00 per year
‘mydomain.com.cn’ – 1st Year Registration		¥460.00 per year

Web Services

Web-Lite Package @ ¥3200.00		Customize Page
		Homepage	¥590.00 per page
Homepage X 01		Subsequent Page	¥500.00 per page
Subsequent Page X 03		Custom Flash Design	¥920.00 per page

Hosting Services

Biz-Lite Package @ ¥2100.00 per year		Internet FTP Storage
100MB Disk Space	Unlimited Auto Responders	500 MB	¥750.00 per month
20 POP Email accounts	Unlimited Email Alias	1GB	¥1550.00 per month
1 FTP Account	Web Mail Access	2GB	¥1350.00 per month
Unlimited Bandwidth Limits	Catch All Mails
Unlimited Email Forwarders

Periodic Maintenance Coverage

Period	Credits (Every 15 Mins Block)	Rates
One Month	12	¥750.00
Three Months	24	¥1550.00
Six Months	48	¥3250.00

*	Above & beyond each credit, subsequent charges are prorated in 15 minutes block

Equipment Purchase & Rental

Desktop Notebook Printer Modem Router Switch Wireless Product Firewall/VPN	Prices Available Upon Request

*	Consultations are by appointment only

Usual service for Computer/Laptop

Computer Resinstallation
Driver	¥300
Without Driver	¥400

Anti-Virus (Software not included)
Administrative fee in event of inability to clean virus	¥55
Installation plus removal of virus	¥200

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